UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 12, 2007

AirTran Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada

State of Incorporation:

1-15991	58-2189551
Commission file number:	I.R.S. Employer Identification No:

9955 AirTran Boulevard, Orlando, Florida 32827

(Address of principal executive offices) (Zip Code)

(407) 318-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material definitive Agreement.

The text set forth below under Item 2.03 is incorporated into this Item by this reference.

Item 2.03.	Creation of a Direct Financing Obligation or an Obligation under an Off-Balance Sheet Agreement of a Registrant.

On February 12, 2007, AirTran Airways, Inc. (the “Company”), a wholly-owned subsidiary of AirTran Holdings, Inc., entered into a financing arrangement with HSH Nordbank AG, New York Branch, Norddeutsche Landesbank Girozentrale, Natixis Transport Finance, Alliance & Leicester Commercial Finance plc and Landesbank Hessen-Thüringen Girozentrale (the “Facility”). The Facility is intended to fund the Company’s acquisition of six Boeing model 737-700 aircraft (the “Aircraft”). The Aircraft are to be purchased by the Company under its July 2003 agreement with The Boeing Company for, among other things, the purchase of seventy-eight Boeing model 737 aircraft.

The Facility entitles the Company to make drawings thereunder in an aggregate amount up to $177 million and to use the proceeds from such drawings to fund a portion of the purchase price of the Aircraft on their respective delivery dates. The Company made the first drawing under the Facility on February 12, 2007 in connection with its acquisition of the first of the Aircraft subject to the Facility. The Company intends to make additional drawings under the Facility in connection with its acquisition of the other Aircraft subject to the Facility, which are currently scheduled to be delivered to the Company during the second calendar quarter of 2007 and during the first and second calendar quarters of 2008.

Each loan made under the Facility will be secured by, among other things, the Aircraft to which such loan relates. In connection with the funding of each loan, the Company is to pay to the lender(s) making such loan customary commitment and related fees. Loans made under the Facility will accrue interest at a floating rate per annum over six-month LIBOR. Throughout the term of a loan, payments of principal and interest are due and payable every sixth calendar month following the delivery date of the Aircraft to which the loan relates. On each payment date after the delivery date of an Aircraft and through and including the twenty-fourth (24th) payment date of the loan to which such Aircraft relates, the payments of principal to be made by the Company under such loan are to be in level amounts sufficient to reduce the original principal amount of such loan to an amount equal to $5,000,000. On the twenty-fourth (24th) and final payment date of a loan, the Company is to make an additional final principal payment in an amount equal to $5,000,000. A loan made under the Facility will mature on the twelfth (12th) anniversary of the delivery date of the Aircraft to which such loan relates.

Item 8.01.	Other Events.

On January 11, 2007, AirTran, through its wholly-owned subsidiary, Galena Acquisition Corp. (“Galena”), made an offer to exchange (the “Offer”) each issued and outstanding share of Common Stock and Series A Junior Participating Preferred Stock and associated rights of Midwest Air Group, Inc., a Wisconsin corporation (“Midwest”), (collectively the “Rights” and together the “Midwest Shares”), for consideration consisting of a combination of cash and common stock, par value $0.001 per share (“AirTran Common Stock”), of AirTran having an aggregate value of $13.25 per share, comprised of $6.625 in cash and 0.5884 of a share of AirTran Common Stock.

AirTran has filed a Registration Statement (No. 333-139917) with the Securities and Exchange Commission on Form S-4 relating to the AirTran Common Stock to be issued to holders of Midwest shares in the Offer (the “Registration Statement”). The terms and conditions of the Offer are set forth in the prospectus, which is a part of the Registration Statement (the “Prospectus”), and the related letter of transmittal. AirTran has also filed with the SEC a Schedule TO and amendments thereto.

AirTran further has announced its intent to nominate Messrs. John Albertine, Jeffrey Erickson and Charles Kalmbach for election to the board of directors of Midwest Air Group, Inc. (“Midwest”). In the future AirTran may file a Proxy Statement with respect to the proposed transaction and/or nomination of persons for election to the board of directors of Midwest.

Investors and security holders are urged to read the Schedule TO and amendments thereto, the Registration Statement and, when available, the Proxy Statement as well as any other relevant documents filed with the SEC, and any amendments or supplements to those documents, because they contain or will contain important information. Investors and security holders may obtain a free copy of the Schedule TO and amendments thereto, the Registration Statement, the Schedule TO and, when available, the Proxy Statement and amendments and supplements to such respective documents at www.sec.gov. The Registration Statement, the Schedule TO and, when available, the Proxy Statement and such other documents and amendments and supplements to such respective documents may also be obtained free of charge from AirTran by directing such request to: Richard P. Magurno, Corporate Secretary, AirTran Holdings, Inc., 9955 AirTran Boulevard, Orlando, Florida 32827 or to the information agent for this offering: Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022.

In the event AirTran solicits proxies in connection AirTran and its wholly owned subsidiaries, Galena and AirTran New York, LLC and their respective directors and executive officers and each of Messrs. John Albertine, Jeffrey Erickson and Charles Kalmbach will be participants in the solicitation of proxies from the shareholders of Midwest. Information about the directors and executive officers of AirTran and their ownership of AirTran stock is set forth in the Proxy Statement for AirTran’s 2006 annual meeting of shareholders, information about the directors and officers of Galena is set forth in Schedule II of the Offer to Exchange which is incorporated by reference in the schedule to, information with respect to the three nominees is set forth in Amendment No. 11 to the Schedule TO and, in each case, will be contained in the Proxy Statement to be mailed to the stockholders of Midwest. Investors may obtain additional information regarding the interests of such participants by reading the Proxy Statement when it becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AirTran Holdings, Inc.
(Registrant)

Date: February 15, 2007	/s/ Stanley J. Gadek
Stanley J. Gadek
Senior Vice President Finance, and Chief Financial Officer
(Principal Accounting and Financial Officer)